As filed with the Securities and Exchange Commission on December 23, 2025

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYPHERPUNK TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	27-4412575
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

47 Thorndike Street, Suite B1-1
Cambridge, Massachusetts	02141
(Address of Principal Executive Offices)	(Zip Code)

CYPHERPUNK TECHNOLOGIES INC. 2025 Equity incentive Plan

(Full title of the plan)

Douglas E. Onsi	Julio E. Vega, Esq.
Chief Executive Officer and President	Rahul K. Patel, Esq.
Cypherpunk Technologies Inc.	Morgan, Lewis & Bockius LLP
47 Thorndike Street, Suite B1-1	One Federal Street
Cambridge, Massachusetts	Boston, Massachusetts 02110
(617) 714-0360	(617) 951-8000
(Name, address, telephone number,	(With copies to)
including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The stockholders of Cypherpunk Technologies Inc. (the “Registrant”) approved the Cypherpunk Technologies Inc. 2025 Equity Incentive Plan (the “2025 Plan”) on December 15, 2025 (the “Effective Date”). As provided in the 2025 Plan, 22,500,000 shares of common stock, par value $0.001 per share (“Common Stock”), are available for issuance thereunder. In addition, an aggregate of 5,653,387 shares of Common Stock that, as of the Effective Date, remained available for issuance or grant under the Registrant’s 2016 Equity Incentive Plan (the “2016 Plan”) and/or the 2022 Equity Incentive Plan (the “2022 Plan”), as applicable, pursuant to awards granted under the 2016 Plan and/or the 2022 Plan at any time after the Effective Date, plus, up to an aggregate of 3,301,398 shares of Common Stock subject to stock options and/or other awards granted under the 2016 Plan and/or the 2022 Plan, as applicable, that were outstanding on the Effective Date and may expire or terminate unexercised after the Effective Date, may be issued with respect to awards under the 2025 Plan. The purpose of this registration statement (the “Registration Statement”) is to register an aggregate of 31,454,785 shares of Common Stock that may be issued in connection with awards granted under the 2025 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated herein by reference and shall be deemed to be a part of this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 26, 2025;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 13, 2025, the quarter ended June 30, 2025, filed with the Commission on August 14, 2025, and the quarter ended September 30, 2025, filed with the Commission on November 12, 2025;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 28, 2025, March 17, 2025, March 26, 2025, June 23, 2025, September 11, 2025, October 6, 2025, October 9, 2025, October 20, 2025, November 12, 2025, November 12, 2025, November 18, 2025, November 20, 2025, and December 16, 2025 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement); and

(d)	The description of Common Stock set forth in Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 16, 2020 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

For purposes of this Registration Statement, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.

Our Fourth Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and Amended and Restated Bylaws (the “Bylaws”) provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. The Bylaws further provide that the Registrant shall indemnify any Indemnitee pursuant to the provisions described in the immediately foregoing paragraph who has been successful on the merits or otherwise in the defense of any action, suit or proceeding, any claim, issue or matter therein or on appeal from any such action suit or proceeding. The Registrant will advance expenses incurred by an indemnitee who is a party or is otherwise involved in a proceeding, action, suit, or investigation or appeal therefrom in advance of the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it is ultimately determined by final judicial decision that such person is not entitled to indemnification, that the Indemnitee did not act in good faith and in a manner reasonably believed to be in the best interests or not opposed to the Registrant, or with respect to any criminal action, indemnitee had reasonable cause to believe his or her conduct was unlawful. The Registrant will not indemnify an indemnitee to the extent such indemnitee is reimbursed from proceeds of insurance.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our Charter includes such a provision.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, would require the Registrant to indemnify each director and officer to the fullest extent permitted by the DGCL, the Charter and the Bylaws, for expenses such as, among other things, attorneys’ fees, judgments, fines, and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in the Registrant’s right, arising out of the person’s services as its director or executive officer or as the director or executive officer of any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the Registrant’s request. At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification. The Registrant also maintains directors’ and officers’ liability insurance.

The Commission has taken the position that personal liability of directors for violation of the federal securities laws cannot be limited and that indemnification by the Registrant for any such violation is unenforceable. The limitation of liability and indemnification provisions in the Charter and Bylaws may discourage stockholders from bringing a lawsuit against the Registrant’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

The foregoing summaries are necessarily subject to the complete text of the DGCL, the Charter, the Bylaws and the indemnification agreements with each of the Registrant’s directors and executive officers referred to above and are qualified in their entirety by reference thereto.

See also the undertakings set forth in response to Item 9 hereof.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Registrant hereby files the exhibits set forth below:

Exhibit Number	Description of Exhibit

4.1	Fourth Amended and Restated Certificate of Incorporation of Cypherpunk Technologies Inc. (f/k/a Leap Therapeutics, Inc.) (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K as filed on September 10, 2020).

4.2	Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Leap Therapeutics, Inc. dated June 20, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q as filed on November 13, 2023).

4.3	Certificate of Elimination of the Series X Non-Voting Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q as filed on November 13, 2023).

4.4	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Cypherpunk Technologies Inc. (f/k/a Leap Therapeutics, Inc.), dated November 12, 2025 (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q as filed on November 12, 2025).

4.5	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Cypherpunk Technologies Inc., dated December 15, 2025 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed on December 16, 2025).

4.6	Amended and Restated Bylaws of Cypherpunk Technologies Inc. (effective as of November 12, 2025) (incorporated by reference to Exhibit 3.3 of the Registrant’s Quarterly Report on Form 10-Q as filed on November 12, 2025).

4.7	Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s registration statement on Form S-4, as filed on November 16, 2016).

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

23.1*	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Form S-8)

99.1	Cypherpunk Technologies Inc. 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed on December 16, 2025).

107*	Filing Fee Exhibit

*	Filed herewith

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Massachusetts on this 23rd day of December, 2025.

Cypherpunk Technologies Inc. (Registrant)

By:	/s/ Douglas E. Onsi
Name: Douglas E. Onsi
Title: President, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas E. Onsi and Will McEvoy, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 (this “Registration Statement”) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratify and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the date listed below.

Signature	Capacity	Date

/s/ Douglas E. Onsi	Chief Executive Officer, President, Chief Financial Officer and Director	December 19, 2025
Douglas E. Onsi	(Principal Executive Officer and Principal Financial Officer)

/s/ Khing Oei	Chairman of the Board of Directors	December 20, 2025
Khing Oei

/s/ James Cavanaugh	Director	December 20, 2025
James Cavanaugh

/s/ Thomas Dietz	Director	December 19, 2025
Thomas Dietz

/s/ William Li	Director	December 20, 2025
William Li

/s/ Joseph Loscalzo	Director	December 19, 2025
Joseph Loscalzo

/s/ Patricia Martin	Director	December 21, 2025
Patricia Martin

/s/ Nissim Mashiach	Director	December 19, 2025
Nissim Mashiach

/s/ Will McEvoy	Director	December 21, 2025
Will McEvoy

/s/ Christopher K. Mirabelli	Director	December 19, 2025
Christopher K. Mirabelli

/s/ Christian Richard	Director	December 20, 2025
Christian Richard

/s/ Richard L. Schilsky	Director	December 19, 2025
Richard L. Schilsky